Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 68-I dated February 7, 2007	Term Sheet No. 2 to Product Supplement No. 68-I Registration Statement No. 333-130051 Dated February 8, 2007; Rule 433

Structured Investments

JPMorgan Chase & Co.
$
18.25%† Reverse Exchangeable Notes due February 27, 2008
Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Stocks or than the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities generally and be willing to lose some or all of their principal if the closing price of either of the Reference Stocks decreases by more than its Protection Amount during the Monitoring Period.
  The notes will pay at least 18.25%† per year. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of either Reference Stock has declined from its Initial Share Price by more than its Protection Amount during the Monitoring Period, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing February 27, 2008††.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stocks:

The common stock of Ford Motor Company and General Motors Corporation (each such common stock, a “Reference Stock” and, together, the “Reference Stocks”). Upon the occurrence of certain corporate events with respect to the issuers of the Reference Stocks, the Reference Stocks may change during the term of the notes. See “General Terms of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 68-I for further information about changes to the Reference Stocks.

Interest Rate:	At least 18.25% per annum, paid monthly and calculated on a 30/360 basis. The actual interest rate will be determined on the pricing date and will not be less than 18.25%.
Protection Amount:

For each Reference Stock, an amount that represents 30.0% of the applicable Initial Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Initial Share Prices & Protection Amounts” below for the Protection Amount for each Reference Stock.

Maturity Date:	February 27, 2008††
Pricing Date:	On or about February 23, 2007
Settlement Date:	On or about February 28, 2007
Observation Date:	February 22, 2008††
CUSIP:	48123JQT9
Interest Payment Date:

Interest will be payable monthly in arrears on the last calendar day of each month, except for the monthly interest payment due in February 2008, which shall be payable on February 27, 2008 (each such date an “Interest Payment Date”), commencing with the Interest Payment Date on March 31, 2007, to and including the Interest Payment Date corresponding to the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless (a) a Trigger Event has occurred and (b) the Cash Value of the Physical Delivery Amount for the Least Performing Reference Stock is less than $1,000, in which case in lieu of $1,000 in cash you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) for the Least Performing Reference Stock. The market value of the shares of the Least Performing Reference Stock delivered to you as the Physical Delivery Amount or the Cash Value thereof will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of either Reference Stock has declined, as compared to that particular Reference Stock’s Initial Share Price, by more than that Reference Stock’s Protection Amount.

Least Performing Reference Stock:

The Reference Stock with either (i) the greatest percentage decrease between its Initial Share Price and its Final Share Price, as compared to the percentage decreases or increases between the Initial Share Price and Final Share Price of the other Reference Stock, or, (ii) if the Final Share Price of each of the Reference Stocks has appreciated in value as compared to its respective Initial Share Price, the lowest percentage increase between such Reference Stock’s Initial Share Price and its Final Share Price, as compared to the percentage increases between the Initial Share Price and Final Share Price of the other Reference Stock. The determination of the single Least Performing Reference Stock may be affected by the occurrence of certain corporate events affecting such Reference Stock. See “General Terms of Notes — Anti-dilution Adjustments.”

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price of such Reference Stock, subject to adjustments.

Initial Share Price:

For each Reference Stock, the closing price of the Reference Stock on the Pricing Date. Please see “The Reference Stocks — Initial Share Prices & Protection Amounts” below for the Initial Share Price for each Reference Stock. The Initial Share Price is subject to adjustments and either Reference Stock issuer may be changed in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 68-I for further information about these adjustments.

Final Share Price:	For each Reference Stock, the closing price of such Reference Stock on the Observation Date.
††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 68-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 68-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, each prospectus supplement, product supplement no. 68-I and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 68-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	If the notes priced today, J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $25.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $5.00 per $1,000 principal amount note. The concessions of $5.00 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be more or less than $25.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be paid to other dealers, exceed $60.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-28 of the accompanying product supplement no. 68-I .

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

February 8, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 68-I dated February 7, 2007. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 68-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Product supplement no. 68-I dated February 7, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207000405/e26246_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC Web site is 19617. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay at least 18.25%* interest per year, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. The actual interest rate will be determined on the pricing date and will not be less than 18.25%. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of at least 18.25%* during the term of the notes. Interest will be payable monthly in arrears on the last calendar day of each month, except for the monthly interest payment due in February 2008, which shall be payable on February 27, 2008 (each such date, an “Interest Payment Date”), commencing March 31, 2007 up to and including the Interest Payment Date corresponding to the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next Business Day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in March 2007 shall be payable on April 2, 2007.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock has appreciated, as compared to its respective Initial Share Price. However, if a Trigger Event has occurred, you could lose the entire principal amount of your notes.
  THE REFERENCE STOCKS — Each of the reference stocks is a company whose primary lines of business are directly associated with the automotive and automotive financing industry. The Reference Stocks may be modified in the case of certain corporate events. See “General Terms of Notes — Anti-Dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 68-I for further information.
  YOUR RETURN AT MATURITY MAY BE BASED ON A REFERENCE STOCK THAT DID NOT EXPERIENCE A DECLINE IN EXCESS OF ITS PROTECTION AMOUNT DURING THE MONITORING PERIOD — Your return at maturity may not necessarily be based on a Reference Stock that declines by more than its Protection Amount during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price increase on the Observation Date such that its Final Share Price exceeds its Initial Share Price, your return on the notes will probably not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of the remaining Reference Stock declines from its Initial Share Price, your return on the notes will be based on the Least Performing Reference Stock, which Reference Stock will be different than the Reference Stock that initially declined by more than its Protection Amount. Accordingly, you could lose a portion of your principal amount even if the Least Performing Reference Stock never, at any time during the Monitoring Period, declined by more than its Protection Amount.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 68-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as a unit comprising a Put Option and a Deposit for U.S. federal income tax purposes. We will determine what portion of the periodic payments made to you with respect to the notes will be treated as interest on the Deposit and as premium in consideration of your entry into the Put Option and will provide such allocation in the final term sheet or pricing supplement for the notes. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment and determination as described above. If the notes had priced on February 7, 2007 and we had made such determination on that date, of the $15.21 monthly coupon payable per $1,000 principal amount note, we would treat approximately $4.47 as interest on the Deposit and approximately

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
TS-1

  $10.74 as Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the pricing date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while receipt of the Put Premium will not be taxable to you prior to maturity or sale. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 68-I dated February 7, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of either Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Least Performing Reference Stock or the Cash Value thereof will be less than the principal amount of each note and may be zero. In addition, on the pricing date, stock prices generally in the market and stock prices for the Reference Stocks may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to one such Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of either Reference Stock declines below its Initial Share Price minus its Protection Amount, you will be fully exposed to any depreciation in the Least Performing Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, if the Cash Value of the Physical Delivery Amount for the Least Performing Reference Stock is less than $1,000, you will receive at maturity for each $1,000 principal amount note a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the Final Share Price of the Least Performing Reference Stock compared to the Initial Share Price of the Least Performing Reference Stock. You will be subject to this potential loss of principal even if the prices of the Reference Stocks subsequently recover such that the Final Share Price of each Reference Stock closes at a level above its respective Initial Share Price minus its respective Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER REFERENCE STOCK — Unless (i) the Final Share Price of either Reference Stock is less than its Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of either Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid interest, regardless of any appreciation in the value of either Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or both of the Reference Stocks during the term of the notes.
  THE REFERENCE STOCKS ARE CONCENTRATED IN A SINGLE INDUSTRY — Each of the Reference Stocks has been issued by companies whose primary lines of business are directly associated with the automotive and automotive financing industry. Because the value of the notes is determined by the performance of both of the Reference Stocks, an investment in these notes will be concentrated in these industries. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the automotive and automotive financing industries are significantly affected by a number of factors that may either offset or magnify each other, including:
    general and regional business and economic conditions;
    interest rates;
    shortages or increases in the price of fuel;
    labor stoppages;
    volatility in the price or the availability of necessary components and materials, including the economic distress of automotive suppliers, problems associated with single-source suppliers, and price increases in raw materials;
    the bankruptcy of a major competitor within the automotive industry;
    federal, state, local, and international laws and regulations concerning, among other things, vehicle safety, fuel economy, emissions standards, pensions, health care, the environment, and financial services;
    competition among companies which engage in the automotive and automotive financing industries;
    news reports relating to trends, concerns and other issues in the automotive industry; and
    a variety of economic, financial, political, regulatory or judicial events.

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
TS-2
  These or other factors or the absence of such factors could cause a decline in the automotive and automotive financing industry generally or regionally and could cause the value of one or both of the Reference Stocks to decrease during the term of the notes.
  YOU ARE EXPOSED TO THE CLOSING PRICE RISK OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set interest payments at a rate of not less than 18.25%* per annum and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to both of the Reference Stocks. Poor performance by either one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — If a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Share Price of either Reference Stock closes at a level below its Initial Share Price. This will be true even if (i) the Final Share Price of the other Reference Stock has appreciated in value compared to its Initial Share Price and/or (ii) the Reference Stock with a Final Share Price that declined compared to its Initial Share Price was not the same Reference Stock which declined by more than its Protection Amount during the Monitoring Period.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet or in product supplement no. 68-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  THE REFERENCE STOCKS MAY CHANGE FOLLOWING CERTAIN CORPORATE EVENTS — Following certain corporate events relating to an issuer of a Reference Stock, such as a take over or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company from among the common stocks of three companies then registered on the New York Stock Exchange or NASDAQ Stock Market that have the three largest market capitalizations with the same Standard Industrial Classification Code as the issuer of that Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a successor Reference Stock under “General Terms of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 68-I.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Reference Stocks or the Reference Stocks, and we will not disclose any such information to you. In addition, one or both of our affiliates may publish research reports or otherwise express opinions with respect to one or both of the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of a note, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or both of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 68-I.

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
TS-3

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices for the Least Performing Reference Stock and assuming that the closing price of each Reference Stock did not decline, as compared to its respective Initial Share Price, by more than its respective Protection Amount on any day from the Pricing Date to and including the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the common stock of Ford Motor Company during the Monitoring Period.” The following table assumes that the Least Performing Reference Stock will be the common stock of Ford Motor Company and that the common stock of Ford Motor Company will be the least performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for the purposes of calculating your actual payment at maturity. In addition, you may receive shares of a Reference Stock at maturity that never experiences a decline from its Initial Share Price in excess of the Protection Amount during the Monitoring Period. For more information see “Selected Purchase Considerations — Your Return At Maturity May Be Based On A Reference Stock That Did Not Experience A Decline In Excess Of Its Protection Amount During The Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

the Initial Share Price:	$8.60	the Protection Amount: $2.58
Interest: 18.25%

Hypothetical lowest closing price of the common stock of Ford Motor Company during the Monitoring Period	Hypothetical Final Share Price of the Least Performing Reference Stock (Ford Motor Company)	Payment at Maturity	Total Value of Payment Received at Maturity*

$8.60	$20.00	$1,000.00	$1,000.00

$8.60	$9.00	$1,000.00	$1,000.00

$8.60	$8.60	$1,000.00	$1,000.00

$6.02	$6.02	$1,000.00	$1,000.00

$4.30	$9.00	$1,000.00	$1,000.00

$4.30	$8.00	116 shares of Ford Motor Company common stock or the Cash Value thereof	$930.23

$4.30	$4.30	116 shares of Ford Motor Company common stock or the Cash Value thereof	$500.00

$2.00	$2.00	116 shares of Ford Motor Company common stock or the Cash Value thereof	$232.56

$0.00	$0.00	116 shares of Ford Motor Company common stock or the Cash Value thereof	$0.00

*	Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks close at a price which reflects a decline of more than their respective Protection Amounts. Because Ford Motor is the Least Performing Reference Stock and because its Final Share Price of $20.00 exceeds its Initial Share Price of $8.60, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, Ford Motor was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Ford Motor, still the Least Performing Reference Stock, recovers to a Final Share Price of $9.00. Because the Final Share Price of the Least Performing Reference Stock is above its Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, Ford Motor was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Ford Motor, still the Least Performing Reference Stock, recovers to a Final Share Price of $8.00. Because at least one of the Reference Stocks had a closing price that had declined from its Initial Share Price by more than its Protection Amount, and because the Final Share Price of the Least Performing Reference Stock is less than its Initial Share Price, you will receive the Physical Delivery Amount of the Least Performing Reference Stock, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Least Performing Reference Stock is $8.00, the total value of your final payment at maturity, whether in cash or shares of the Least Performing Reference Stock, is $930.23.

Example 4: During the Monitoring Period, Ford Motor was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Ford Motor, still the Least Performing Reference Stock, declines further to a Final Share Price of $2.00. Because at least one of the Reference Stocks had a closing price that had declined from its Initial Share Price by more than its Protection Amount, and because the Final Share Price of the Least Performing Reference Stock is less than its Initial Share Price, you will receive the Physical Delivery Amount of

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
TS-4

the Least Performing Reference Stock, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Least Performing Reference Stock is $2.00, the total value of your final payment at maturity, whether in cash or shares of the Least Performing Reference Stock, is $232.56.

Regardless of the performance of the Least Performing Reference Stock or the payment you receive at maturity, you will have received interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $182.50 over the term of the notes. If we priced the notes on February 7, 2007, you would have received 116 shares of Ford Motor Company common stock or, at our election, the Cash Value thereof, at maturity, assuming that the Ford Motor Company common stock was the Least Performing Reference Stock and provided the Ford Motor Company common stock’s Final Share Price declined from its Initial Share Price and the closing price of at least one Reference Stock declined by more than 30.0%, as compared to its Initial Share Price on at least one day during the Monitoring Period. The actual number of shares of each Reference Stock or the Cash Value thereof you would receive at maturity (if it were the Least Performing Reference Stock and a Trigger Event occurs) and the actual Protection Amount may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of each Reference Stock on the pricing date.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. The Reference Stocks may be modified in the case of certain corporate events. See “The Reference Stocks” beginning on page PS-14 of the accompanying product supplement no. 68-I for more information.

Initial Share Prices & Protection Amounts

The table below sets forth the issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed. See “General Terms of Notes — Anti-dilution Adjustments.”

The table below indicates the Initial Share Price and Protection Amount for each Reference Stock, subject to adjustments.

Ticker Symbol	Issuer	Exchange	Initial Share Price	Protection Amount

F	Ford Motor Company	NYSE	$	$
GM	General Motors Corporation	NYSE	$	$

Historical Information of the Reference Stocks

The graphs contained in this term sheet set forth the historical performance of each Reference Stock based on the weekly closing price (in U.S. dollars) of that Reference Stock from January 4, 2002 through February 2, 2007. We obtained the closing prices and other market information in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of each Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
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Ford Motor Company (“Ford Motor”)

According to its publicly available filings with the SEC, Ford Motor is one of the world’s largest producers of cars and trucks combined and, through Ford Motor Credit Company, offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The common stock of Ford Motor, par value $.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Ford Motor in the accompanying product supplement no. 68-I. Ford Motor’s SEC file number is 001-03950.

Historical Information of the Common Stock of Ford Motor Company

The following graph sets forth the historical performance of the common stock of Ford Motor based on the weekly closing price (in U.S. dollars) of the common stock of Ford Motor from January 4, 2002 through February 2, 2007. The closing price of the common stock of Ford Motor on February 7, 2007 was $8.56.

General Motors Corporation (“General Motors”)

According to its publicly available filings with the SEC, General Motors is primarily engaged in automotive production and marketing, and financing and insurance operations. The common stock of General Motors, par value $1 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Motors in the accompanying product supplement no. 68-I. General Motors’ SEC file number is 001-00043.

Historical Information of the Common Stock of General Motors

The following graph sets forth the historical performance of the common stock of General Motors based on the weekly closing price (in U.S. dollars) of the common stock of General Motors from January 4, 2002 through February 2, 2007. The closing price of the common stock of General Motors on February 7, 2007 was $33.70.

JPMorgan Structured Investments —
18.25%† Reverse Exchangeable Notes Linked to the Least Performing Common Stock of Ford Motor Company and General Motors Corporation
†The actual interest rate will be determined on the pricing date and will not be less than 18.25%
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